Exhibit 99.1
                                           CONTACT:     Stephen Yates
                                                        Predictive Systems, Inc.
                                                        212-659-3468


PREDICTIVE SYSTEMS ANNOUNCES TRANSFER TO NASDAQ SMALLCAP MARKET

NEW YORK, NY - DECEMBER 12, 2002 - Predictive Systems, Inc. (Nasdaq: PRDS), a leading network infrastructure and security consulting firm, today announced that Nasdaq has approved the Company's application to transfer its common stock from The Nasdaq National Market to The Nasdaq SmallCap Market, effective at the start of trading on Friday, December 13, 2002.

Predictive Systems' shares will continue to trade under the ticker symbol "PRDS" and the transfer should not affect how the Company's shares are bought or sold. In addition, investors should experience no material difference in how they obtain stock price quotes or news about the Company.

Predictive Systems will have until January 21, 2003 to regain compliance with Nasdaq Marketplace Rule 4450(a)(5) which requires that a listed company maintain a minimum bid price of $1.00 per share. At that time, Predictive Systems may be eligible for an additional 180-day period, or until July 21, 2003, to regain compliance with the $1.00 minimum bid price requirement provided the Company meets the initial listing criteria for The Nasdaq SmallCap Market under Nasdaq Marketplace Rule 4310(c)(2)(A). Predictive Systems currently meets the other initial listing standards of The Nasdaq SmallCap Market. Furthermore, if during this period Predictive Systems regains compliance with the minimum bid price requirement for 30 consecutive trading days and it has maintained compliance with all other continued listing requirements of The Nasdaq National Market, it may be eligible for transfer of its listing back to The Nasdaq National Market.

ABOUT PREDICTIVE SYSTEMS

Predictive Systems, Inc. (NASDAQ: PRDS) is a leading consulting firm focused on building, optimizing, and securing high-performance infrastructures to increase operational efficiency, mitigate risk, and empower the business initiatives of Fortune 1000 companies, federal government agencies, and state and local governments. The firm's Global Integrity Services unit provides professional information security consulting and managed security services to protect the critical assets of its clients. Predictive Systems' BusinessFirst approach maps technology solutions to business goals, and delivers measurable results. Headquartered in New York City, Predictive Systems has regional offices throughout the United States. Internationally, it has offices in Germany, the Netherlands, and the UK. For additional information, please contact Predictive Systems at 212-659-3400 or visit www.predictive.com.
                                 ------------------

Predictive Systems, the Predictive Systems logo, BusinessFirst, and Global Integrity are trademarks or registered trademarks of Predictive Systems, Inc. All other brands or product names are trademarks or registered trademarks of their respective companies.

This press release contains statements of a forward-looking nature relating to future events or future financial results of Predictive Systems. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in Predictive Systems' reports and other documents filed from time to time with the Securities and Exchange Commission.